UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2015

General Electric Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-06461	13-1500700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Main Avenue, Norwalk, Connecticut		06851-1168
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 840-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 13, 2015, General Electric Capital Corporation ("GECC") and Wells Fargo Bank, N.A. ("Wells Fargo") entered into a Stock and Asset Purchase Agreement (the "Purchase Agreement") pursuant to which Wells Fargo will acquire GECC's global Commercial Distribution Finance, North American Vendor Finance and North American Corporate Finance businesses through a combination of asset and entity sales (the "Transaction").  The Transaction includes approximately $32 billion of assets and approximately 3,000 employees. The purchase price of approximately 1.4 times tangible book value in respect of the Transaction is subject to certain agreed adjustments and is payable in cash to be funded by Wells Fargo without any seller financing.  The parties expect the closing of the Transaction will be staged across multiple jurisdictions and substantially completed in the first quarter of 2016.  The Transaction is subject to regulatory approvals and other customary closing conditions, and the Purchase Agreement may be terminated by either party if the Transaction has not closed by November 1, 2016 (subject to a six-month extension at GECC's election in certain circumstances).

The Transaction is part of General Electric Company's ("GE") previously announced plan to reduce the size of its financial services businesses through the sale of most of the assets of GECC, its wholly owned subsidiary, and to focus on continued investment and growth in GE's industrial businesses.  The businesses to be acquired by Wells Fargo in the Transaction were among the Commercial Lending and Leasing businesses that GECC began reporting in discontinued operations for the second quarter of 2015.

This document contains "forward-looking statements" – that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target."
Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about General Electric Company's ("GE's") announced plan to reduce the size of its financial services businesses, including expected cash and non-cash charges associated with this plan; expected income; revenues; net interest margin; cost structure; restructuring charges; cash flows; assets; return on capital or assets; capital structure, including Tier 1 common ratio; and dividends.
For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•
obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with GE's announced plan to reduce the size of its financial services businesses;

•	our ability to complete incremental asset sales as part of that plan in a timely manner (or at all) and at the prices we have assumed;
•
changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of GE's announced plan to reduce the size of its financial services businesses as well as other aspects of that plan;

•	the impact of conditions in the financial and credit markets on the availability and cost of GECC's funding, GECC's exposure to counterparties and GECC's ability to reduce asset levels as planned;
•	the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults;
•	pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC, which may affect our estimates of liability, including possible loss estimates;
•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

(2)

•	GECC's ability to pay dividends to GE at the planned level, which may be affected by GECC's cash flows and earnings, financial services regulation and oversight, and other factors;
•	the level of demand and financial performance of the major industries and customers GE serves;
•	the effectiveness of our risk management framework;
•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation;
•
adverse market conditions, timing of and ability to obtain required bank regulatory approvals, or other factors relating to GE or Synchrony Financial that could prevent GE from completing the Synchrony Financial split-off as planned;

•	our success in completing, including obtaining regulatory approvals for, announced transactions, such as GE's announced plan to reduce the size of its financial services business;
•	our success in integrating acquired businesses and operating joint ventures;
•	the impact of potential information technology or data security breaches; and
•	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014.
These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

(3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Capital Corporation
(Registrant)

Date: October 19, 2015	/s/ Walter Ielusic
Walter Ielusic Senior Vice President and Controller

(4)